Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

In consideration of the promises and mutual undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties to this Separation and Release Agreement (the “Agreement”), David M. Fronk (“Employee”) and CryoLife, Inc. (“CryoLife” or the “Company”), hereby agree as follows:

1. CryoLife terminated Employee’s employment, effective September 24, 2015 (the “Termination Date”).

2. In consideration of Employee’s release of CryoLife of any and all claims as further specified below, entry into the restrictive covenants set forth below, and the other covenants and undertakings herein, CryoLife agrees to take each of the following actions:

a. Pay Employee the total gross amount of $283,000, after the Effective Date, pursuant to the schedule below. The “Effective Date” of this Agreement will be the date following the expiration of the seven (7)-day revocation period referenced below.

(i)	A separate payment of $23,583.33 on October 30, 2015;

(ii)	A separate payment of $23,583.33 on November 30, 2015;

(iii)	A separate payment of $23,583.33, and December 31, 2015; and

(iv)	The remaining balance paid as a separate lump sum on January 29, 2016.

b. Pay Employee a lump sum in the amount of $19,783, which is an amount equivalent to 12 months of COBRA coverage, such amount to be paid on the first pay day following the Effective Date.

c. Provide up to twelve (12) months of outplacement services through an outplacement provider selected by Employee and approved by the Company, in an amount not to exceed $15,000.

Employee acknowledges that the consideration set forth in this paragraph shall be the sole monetary obligation that CryoLife has to him following his execution of this Agreement, and that he shall have no further claim to monies of any kind, whether representing vacation pay, bonuses, stock, or otherwise, unless such claim is not permitted to be waived by law.

Notwithstanding anything to the contrary set forth above, because of his separation, Employee shall be entitled to the benefits that accrue upon retirement pursuant to the Company’s Stock Plans (including, for avoidance of doubt, with respect to the Stock Plans, his options granted pursuant to Option Agreements, which shall remain exercisable, but only to the extent vested as of the Termination Date, until the earlier of the end of the applicable option term or thirty-six (36) months from the Termination Date, and otherwise in accordance with the applicable Option Agreement).

All payments to Employee shall be subject to normal deductions and withholdings where applicable. Further, the parties agree that CryoLife makes no representations or warranties to Employee with respect to the tax consequences (including but not limited to income tax consequences) contemplated by this Agreement or the payment of any benefits hereunder, and that CryoLife has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for Employee.

3. In consideration of the covenants from CryoLife to Employee set forth above, the receipt and sufficiency of which are hereby acknowledged, Employee agrees to release and forever discharge CryoLife and all of its present and former officers, directors, partners, employees, agents, insurers, affiliates, attorneys, parents, subsidiaries, and representatives (hereafter, the “Released Parties”) from any and all claims and causes of action (including but not limited to costs and attorneys’ fees) of whatever kind or nature, joint or several, under any federal, state or local statute, ordinance or under the common law, including, but not limited to, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, any claim for retaliation or wrongful discharge of employment as a result of any present or future claim of whistleblower status under the Dodd-Frank Act or any analogous state statute (provided that nothing herein shall prevent Employee from reporting any concerns that he might have that are protected activities under the Dodd-Frank Act, nor is this Agreement designed to impede such activity by Employee), and any other employment discrimination law, state or federal, as well as any other claims based on constitutional, statutory, common law or regulatory grounds, that Employee has now or may have in the future against the Released Parties, whether known or unknown, which are based on acts or facts arising or occurring prior to the Effective Date of this Agreement.

a. Nothing in this Agreement shall be construed as prohibiting Employee from making a claim with the Equal Employment Opportunity Commission or any similar or equivalent state agency or the National Labor Relations Board, or from filing a whistleblower or other report with the United States or a state Department of Labor or other governmental administrative agency, or from assisting any third-party, by providing truthful testimony, in pursuit of such future claim, action or lawsuit of any kind. Notwithstanding the foregoing, should Employee pursue any such administrative claim or otherwise assist any third-party in the pursuit of such administrative claim, action or lawsuit of any kind, Employee, to the maximum extend allowed by law, agrees and acknowledges that he will not seek, and hereby waives and forfeits, any right to recover monetary damages associated with any such claim, action or proceeding.

b. Employee represents and warrants that neither Employee nor anyone acting on Employee’s behalf has filed or initiated any charge, claim or lawsuit against the Released Parties in any administrative or judicial proceeding.

4. In further consideration of the covenants from CryoLife to Employee set forth above, the receipt and sufficiency of which are hereby acknowledged, Employee agrees to the following:

a. Definitions. For the specific purpose of the covenants contained in this Section and for all other purposes under this Agreement, certain terms are defined as follows:

(1) “Company Business” shall mean and include the allograft cardiac or vascular tissue processing business, the biological glue, powdered hemostat or protein hydrogel product business, and the transmyocardial revascularization business.

(2) “Competing Business” shall mean any person or entity that is engaged in, or conducts, a business substantially similar to the Company Business and only that portion of the business that is in competition with the Company Business.

(3) “Confidential Information” shall mean, collectively, all “Proprietary Information” and “Trade Secrets” of the Company.

(4) “Proprietary Information” shall mean all data, formulae, processes, procedures, methods, documentation, information, records, drawings, designs, specifications, test results, evaluations, know-how, material directly related to sales processes, information risk management, tests or assays, business, assets, products or prospects related to the Company and the Company Business, which is or was communicated to, supplied to, observed by or created by Employee, either directly or indirectly, at any time during the employment relationship, whether or not received from the Company or from any actual or potential customer or client of the Company, or from any person with a business relationship, whether contractual or otherwise, with the Company. The term “Proprietary Information” shall not include any information that Employee can prove: (a) was known by Employee prior to the time of employment with the Company as long as such information was not acquired, either directly or indirectly, from the Company; (b) is or becomes publicly known through no direct or indirect act, fault or omission of Employee; (c) is or becomes part of the public domain through no direct or indirect act, fault or omission of Employee; or (d) was received by Employee from a third party having the legal right to transmit the same without restriction as to use and disclosure and such receipt was not in connection with any business relationship or prospective business relationship with the Company or its Affiliates; provided, however, that a combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or otherwise within such exceptions, as previously described, unless the combination itself is in the public domain or otherwise entirely within any one such exception.

(5) “Territory” shall mean the geographic locations where the Employee performed work for the Company, and the geographic locations where Employee’s work benefited the Company.

(6) “Trade Secrets” shall mean information not generally known about the Company’s business which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which the Company derives economic value from the fact that the information is not generally known to other persons who can obtain economic value from its disclosure or use, and shall include any and all Proprietary Information which may be protected as a trade secret under any applicable law, even if not specifically designated as such. Trade Secrets may include, but are not limited to, technical or non-technical data, compilations, programs and methods, techniques, drawings, processes, financial data, lists of actual customers and potential customers, customer route books, cards or lists containing the names, addresses, habits and business locations of past, present and prospective customers, sales reports, price lists, product formulae, methods and procedures relating to services.

b. Acknowledgments. Employee acknowledges that: (i) the Company has expended substantial time, money, effort and other resources to develop its goodwill, clients, business sources and relationships; (ii) the Company has a legitimate business interest in protecting the same; (iii) in connection with Employee’s employment by the Company, the Company has introduced Employee to its customers, business sources and relationships and has expended considerable time, effort and capital to train Employee in the Company Business; (iv) by virtue of Employee’s employment with the Company, Employee had contact with certain of the Company’s customers and business sources and relationships; (v) in Employee’s capacity, Employee may be privy to certain Confidential Information, Proprietary Information and Trade Secrets not generally known or available to the Company’s competitors or the general public; (vi) the nature and periods of the restrictions imposed by the covenants contained in this Section are fair, reasonable, and necessary to protect and preserve for the Company and that such restrictions will not prevent Employee from earning a livelihood; (vii) the Company would sustain great and irreparable loss and damage if Employee were in any manner to breach any of such covenants; (viii) the Company conducts its business actively in and throughout all geographical areas included within the Territory and other persons are engaged in like and similar business in the Territory; and (ix) the Territory is reasonable because Employee’s responsibilities were performed throughout and benefited the Territory.

c. Agreement Not to Compete. Employee covenants and agrees with the Company that Employee will not at any time during the twenty-four (24) months after the Effective Date of this Agreement, either directly or indirectly perform work or services that are the same or substantially similar to those the employee performed for CryoLife, either as an employee, owner, director, volunteer, or consultant, for any Competing Business in the Territory.

d. Agreement Not to Divert Employees. Employee covenants and agrees with the Company that Employee will not, within the Territory, at any time during the twenty-four (24) months after the Effective Date of this Agreement, either directly or indirectly, solicit, entice, persuade or induce, or attempt to solicit, entice, persuade or induce any person who is employed by the Company to terminate his or her employment or contractual arrangement with the Company.

e. Protection of Confidential Information. Employee covenants and agrees that all Confidential Information (including all Proprietary Information and Trade Secrets) and all physical embodiments thereof received or developed by Employee or disclosed to Employee while employed by the Company is confidential and is and will remain the sole and exclusive property of the Company. Employee further covenants and agrees, for so long as such information remains confidential, to hold all Confidential Information in trust and in the strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information or any physical embodiments thereof and in no event shall Employee take any action causing or fail to take the action necessary in order to prevent any Confidential Information disclosed to or developed by Employee to lose its character or cease to qualify as Confidential Information. Notwithstanding anything contained herein to the contrary, this covenant shall not limit in any manner the protection of the Company’s Trade Secrets otherwise afforded by law.

f. Cooperation. Employee agrees to cooperate with CryoLife, during the twelve (12) months following the Effective Date, by responding to reasonable requests by the Company for information and assistance and providing such information and/or assistance up to four (4) hours per week for no additional consideration other than the benefits described in Section 2 above. Employee acknowledges that such cooperation may include timely completion of an officers and directors questionnaire provided by CryoLife.

5. Employee agrees to return all Company property in Employee’s possession, custody or control immediately. Notwithstanding anything to the contrary in this Agreement, no consideration will be payable under this Agreement until Employee has satisfied this obligation.

6. Employee represents and warrants that as of the date of execution of this Agreement, Employee has not assigned or transferred or purported to assign or transfer any of the claims released herein. Employee hereby agrees to indemnify and hold harmless the

Released Parties against, without any limitation, any and all claims and causes of action (including, but not limited to, costs and attorneys’ fees), arising out of any such transfer or assignment.

7. This Agreement and the covenants, representations, warranties and releases contained herein shall inure to the benefit of and be binding upon Employee and CryoLife and each of their successors, heirs, assigns, agents, affiliates, parents, subsidiaries and representatives.

8. This Agreement contains the entire agreement and understanding concerning the subject matter between the parties. Each party acknowledges that no one has made any representation whatsoever not contained herein concerning the subject matter hereof, to induce the execution of this Agreement. This Agreement expressly supersedes, without limitation, any previously executed Secrecy and Noncompetition Agreement and Change of Control Agreements between the Company and Employee. The applicable Option Agreements shall remain in effect as set forth herein.

9. Employee acknowledges that the consideration for signing this Agreement is a benefit to which Employee would not have been entitled without signing this Agreement.

10. Employee has the right to, and has been advised to, consult with an attorney before signing this Agreement. Employee further acknowledges Employee’s understanding that Employee has twenty-one (21) days to consider the Agreement before signing it, that Employee may revoke this Agreement within seven (7) calendar days after signing it, by delivering written evidence of such revocation to CryoLife within that seven (7)-day period, and that this Agreement will not be effective or enforceable until expiration of that seven (7)-day revocation period. Revocation may be made by delivering written notice of revocation to the attention of Marian Schoenberg, Director, Human Resources at CryoLife, Inc., 1655 Roberts Boulevard, NW, Kennesaw, Georgia 30144.

11. Employee agrees to refrain from making any disparaging remarks about CryoLife or Employee’s employment at CryoLife, other than as may reasonably be necessary for fair competition or as referenced in Section 3.

12. Miscellaneous.

a. Severability. In the event a court of competent jurisdiction finds any provision (or subpart thereof) (including but not limited to the covenants referenced in Section 3) to be illegal or unenforceable, the parties agree that the court shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and this Agreement valid and enforceable to the fullest extent permitted by law. Any illegal or unenforceable provision (or subpart thereof) shall otherwise be severable and shall not affect the validity of the remainder of such provision and any other provision of this Agreement.

b. Modification, Governing Law; Waiver. This Agreement can only be modified by a writing signed by the parties, and shall be interpreted in accordance with and governed by the laws of the State of Georgia (including Georgia’s new Restrictive Covenants Act) without regard to the choice of law provisions thereof. Any dispute arising out of or relating to this Agreement, or the construction, enforceability or breach thereof, shall be brought only in a state or federal court sitting in Cobb County, Georgia. Employee hereby expressly consents to personal jurisdiction in said courts and waives any objections to jurisdiction and venue of said courts for the resolution of disputes as described herein. Failure to assert or act upon any breach of this Agreement shall not constitute a waiver of the right to assert a future breach of the Agreement or any portion thereof.

c. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

RECEIPT:

I acknowledge receipt of a copy of this Separation and Release Agreement. Unless and until I execute this Agreement in the other space provided below, I have not agreed to it.

Signature for Purposes of Receipt Only	Date

MY SIGNATURE BELOW SIGNIFIES MY UNDERSTANDING OF AND VOLUNTARY ASSENT TO THE TERMS OF THIS AGREEMENT. I UNDERSTAND AND ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT, I MAY BE GIVING UP VALUABLE RIGHTS.

/s/ David M. Fronk
David M. Fronk

Sworn to and subscribed before me this day of , 2015.	Date:	October 7, 2015

Notary Public

CryoLife, Inc.

By:	/s/ Marian Schoenberg
Marian Schoenberg Director, Human Resources

Date:	October 8, 2015